UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 1, 2015

TearLab Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 1, 2015, the Board of Directors of our subsidiary, OcuHub LLC, a Delaware limited liability company (“OcuHub”), approved the grant to our Chief Executive Officer, Elias Vamvakas, of an option to purchase 500 membership units (“Units”) in OcuHub (the “Subsidiary Option”) on the terms and conditions set forth in an option agreement between OcuHub and Mr. Vamvakas, dated as of October 1, 2015 (the “Subsidiary Option Agreement”) and a grant of 333 Units in OcuHub intended to be treated as a “profits interest” under applicable tax law (the “Subsidiary Profits Interest Award”) on the terms and conditions set forth in a profits interest grant agreement between OcuHub and Mr. Vamvakas, dated as of October 1, 2015 (the “Subsidiary Profits Interest Award Agreement”).

The Subsidiary Option and Subsidiary Profits Interest Award are being granted under the terms of OcuHub’s 2015 Equity Incentive Plan (the “Plan”). The Subsidiary Option has a ten-year term and a per-Unit exercise price of $45.49. The Subsidiary Option will vest 1/3 on the grant date of October 1, 2015, 1/3 on December 31, 2015, and 1/3 on December 31, 2016, subject to Mr. Vamvakas’ continued service with OcuHub through the applicable vesting dates. In addition, the Subsidiary Option will fully accelerate as to vesting in the event of a Change of Control, as such term is defined in the Plan. The Subsidiary Profits Interest Award will be fully vested on the date of the grant and has a profits interest threshold of $1,850,000.

This summary of the terms of the Subsidiary Option and the Subsidiary Profits Interest Award is qualified in its entirety by the Plan, the Subsidiary Option Agreement, and the Subsidiary Profits Interest Award Agreement, which will be filed with the Company’s Annual Report on Form 10-K for the period ended December 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Wes Brazell
Wes Brazell Chief Financial Officer

Date: October 7, 2015